Exhibit 99.2

Murphy USA Welcomes David C. Haley to Board of Directors

El DORADO, Arkansas, May 1, 2025 – Murphy USA Inc. (NYSE: MUSA) is pleased to announce that the Board of Directors has appointed David C. Haley as an independent director of the company.

“It is with great pleasure that we announce the addition of David to our Board,” said Madison Murphy, Chairman of Murphy USA Inc. “His rich experience in capital management and corporate leadership, will greatly benefit our company. We look forward to his contributions as we continue to advance our strategic objectives and deliver value to our shareholders.”

Mr. Haley is President Emeritus of HBK Capital Management, an investment management firm. He previously led HBK Capital Management’s High Yield and Distressed Investing team for the United States and Europe. Mr. Haley is a licensed attorney and has prior experience guiding corporate clients through formation, corporate governance, private equity financings, public offerings, mergers and acquisitions, and financial restructurings. He holds a Bachelor of Arts from Harvard University and a law degree from Southern Methodist University School of Law, where he served as Editor-in-Chief of the Southwestern Law Journal.

Mr. Haley currently serves on several Board of Trustees and affiliated committees, including Southern Methodist University, Southwestern Medical Foundation, GIVEN Institute, Cistercian Preparatory School, and Fellowship of Catholic University Students. He has also served as Chair of the Board of Directors for the Managed Funds Association (MFA), representing the global hedge fund industry at various high-level governmental and regulatory bodies.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,750 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The Company and its team of approximately 17,200 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters. The Company also markets gasoline and other products at standalone stores under the Murphy Express and QuickChek brands. Murphy USA ranks 214 among Fortune 500 companies.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A
Christian.Pikul@murphyusa.com

Ash Aulds – Director of Investor Relations and FP&A
Ash.Aulds@murphyusa.com